Exhibit 99.1

MIC Announces Executive Management Changes and Succession Plan

  Christopher Frost appointed President and COO, CEO-designate
  James Hooke to join Board of Directors, step down as CEO in 2018

NEW YORK--(BUSINESS WIRE)--September 11, 2017--Macquarie Infrastructure Corporation (NYSE:MIC) announced that Christopher Frost, 48, has been appointed president and chief operating officer of the Company effective on or before October 31, 2017. James Hooke, chief executive officer of the Company, is joining the MIC Board of Directors and plans to step down as CEO early in 2018. The Company anticipates appointing Frost to the position of CEO following Hooke’s resignation.

Commenting on Hooke’s achievements, Martin Stanley, chairman of the board of directors of MIC, noted, “James’ strong leadership enabled MIC to navigate some challenging waters, including through the Global Financial Crisis and its aftermath, and to grow MIC both organically and via numerous acquisitions into the vibrant, successful operation it is today. We look forward to his continued contribution to the success of MIC as a member of the board of directors, but accept his desire to move back to Australia with his young family where he will continue to work with Macquarie Infrastructure and Real Assets (MIRA).”

“It has been an honor and a privilege to lead MIC these past nine years and I’m very pleased to continue my involvement with the Company as a director,” said Hooke. “While the decision to step down is never easy, the needs of my extended family and a desire to have my children be closer to them makes returning to Australia the right decision. I’m confident that Christopher and the rest of the MIC team will take what we have developed to this point and use it as the foundation for even greater success in the years ahead.”

Frost has been with Macquarie for over 20 years and has served since 2015 as MIRA’s Chief Commercial Officer. Prior to that, Frost led major investments and divestments, including complex private sales, public market takeovers, privatizations and co-investments involving airports, aviation services, toll roads, ports, ferries and marine services infrastructure.

Among his engagements, Frost led the acquisition of Sydney Airport and advised the Ferrovial-led consortium on their takeover of BAA plc. He also initiated the acquisition by MIRA of The Portland Group, a UK-based boutique strategy consultant, specializing in the commercialization and privatization of airports around the world. Frost has served on the boards of various Macquarie-managed entities including those of several European airports.

“We are pleased to have someone with Christopher’s proven leadership and business development track record heading MIC in the next phase of its growth,” said Stanley. “We anticipate a smooth transition of responsibilities to Christopher from James in early 2018 and continuity with respect to both strategy and operations of the Company.”

“I’m fortunate to be joining the MIC team at a point when the Company is performing strongly and continuing to evaluate exciting growth opportunities,” said Frost. “MIC remains committed to improving operations at its existing businesses and to the deployment of available resources in the development and acquisition of new sources of cash generation. I expect we will continue to pursue the effective strategies which have contributed to MIC’s growth.”

About MIC

MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, entities comprising an energy services, production and distribution segment, MIC Hawaii, and entities comprising a Contracted Power segment. For additional information, please visit the MIC website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

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